Media Contact: David Rubinger 404.502.1240 / david@rubinger.com
Investor Relations Contact: David Black 404.266.4490 / david.black@statebt.com

State Bank Declares Quarterly Cash Dividend

ATLANTA, February 27, 2013 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.03 per common share. The dividend will be paid on March 19, 2013 to the common stock shareholders of record as of March 11, 2013.

About State Bank Financial Corporation and State Bank and Trust Company

State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia's best-capitalized banks, with approximately $2.68 billion in assets as of December 31, 2012. State Bank has locations in Metro Atlanta and Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta, Georgia and State Bank and Trust Company is headquartered in Macon, Georgia.

State Bank was named the best performing community bank in the United States for 2011 by SNL Financial LC for banks between $500 million and $5 billion in assets. State Bank was also ranked fourth among the 195 banks in the $1 billion-to-$5 billion-asset category of Bank Director magazine's 2012 Bank Performance Scorecard, a ranking of U.S. publicly traded banks and thrifts based on 2011 calendar-year financials.

To learn more about State Bank, visit www.statebt.com.